Exhibit 99.1

    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP ANNOUNCES CLOSURE OF
MASSACHUSETTS MANUFACTURING FACILITY
St. Louis, MO, October 11, 2007. . . . . Ralcorp Holdings, Inc. (NYSE: RAH) announced today the closure of its manufacturing facility in Billerica, Massachusetts.  The plant produces a variety of oil roasted and dry roasted snack nuts for the store brand category.  Management of Ralcorp’s Bremner Food Group operating unit reviewed internal capabilities and capacities and decided that the Billerica production should be moved to the snack nut manufacturing plant in Dothan, Alabama.  The consolidation is expected to improve the efficiency of Bremner Food Group's snack nut business.

The closure will occur in calendar year 2008 and impact approximately 90 employees.  A combination of severance benefits and outplacement assistance will be offered to affected employees.  Some employees may be offered the opportunity to relocate to Dothan.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts. In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

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